CHANTICLEER HOLDINGS ANNOUNCES

SIGNING A NON-BINDING LETTER OF INTENT TO ACQUIRE

AMERICAN ROADSIDE BURGERS

Charlotte, N.C. - August 14, 2013 – Chanticleer Holdings, Inc. (NASDAQ:HOTR) ("Chanticleer Holdings" or the "Company"), headquartered in Charlotte, N.C., announced today that the Company has signed a non-binding Letter Of Intent to purchase all of the outstanding shares of American Roadside Burgers, Inc. (“ARB”), a Charlotte, N.C.-based chain of 5 restaurants.

ARB is a casual dining restaurant chain with the original location opened in 2006 in Smithtown, N.Y., and now has 2 locations in Charlotte, N.C., 1 location in Columbia, S.C. and the newest location in Greenville, S.C. ARB was created in 2003 by John Tunney, III, a nationally renowned creator of award winning restaurants throughout the United States. Tom Lewison, a current Director of ARB, will join the Chanticleer Holdings Board of Directors and provide strategic direction for the companies.

The 10 year old chain is known for it's diverse menu featuring fresh salads; customized burgers made from fresh beef, turkey or veggies; milk shakes; and a large selection of various sandwiches, beers and wine. In-restaurant dining is fast and convenient and the existing restaurant locations are strategically located in high traffic areas. Each restaurant features a nostalgic “made in America” theme.

Mike Pruitt, Chairman and Chief Executive Officer of the Company, stated: “This intended acquisition of an exciting chain of restaurants is our first departure from our ongoing development of Hooter's restaurants in foreign countries. This acquisition will in no way change our focus on the development of Hooters restaurants internationally, but American Roadside presents a unique strategic opportunity in a high-growth space. We believe acquiring American Roadside at this stage of their development will allow Chanticleer to guide it's growth and we plan to expand the chain as on-going improvements and future opportunities occur.”

Tom Lewison, a 35 year veteran of the restaurant business and former Chief Operating Officer of Bojangles, commented: “Mike came to American Roadside Burgers with the idea to combine our two brands under our experienced leadership and grow the two separate operating companies into a great combination of domestic and foreign restaurant brands. Joining forces with Chanticleer at this time is the perfect opportunity for our brand to grow within a solid corporate restaurant environment. I am really looking forward to bringing my experience to Chanticleer Holdings as a Board member and strategic advisor.”

The intended terms of the preliminary agreement call for Chanticleer to issue 740,000 HOTR units to the owners of Roadside Burgers, with each unit consisting of one share of common stock, and one five-year warrant, priced at $5.00. The value of the share exchange will be dependent upon Chanticleer Holding's stock price at date of closing. Chanticleer Holdings will assume minimal debt of ARB. Closing and final terms are anticipated on September 30, 2013, pending approval by Chanticleer's Board of Directors, the NASDAQ Stock Market and the SEC.

About Chanticleer Holdings, Inc.

Chanticleer Holdings (HOTR) is focused on expanding the Hooters® casual dining restaurant brand in international emerging markets. Chanticleer currently owns in whole or part of the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary and parts of Brazil, and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of six Hooters restaurants in its international franchise territories: Durban, Johannesburg, Cape Town and Emperor's Palace in South Africa; Campbelltown in Australia; and Budapest in Hungary.

In 2011, Chanticleer and a group of noteworthy private equity investors, which included H.I.G. Capital, KarpReilly, LLC and Kelly Hall, president of Texas Wings Inc., the largest Hooters franchisee in the United States, acquired Hooters of America, a privately held company. Today, Hooters of America is an operator and the franchisor of over 430 Hooters® restaurants in 28 countries. Chanticleer maintains a minority ownership stake in Hooters of America and its CEO, Mike Pruitt, is also a member of Hooters’ Board of Directors.

For further information, please visit www.chanticleerholdings.com

Facebook: www.Facebook.com/ChanticleerHOTR

Twitter: http://Twitter.com/ChanticleerHOTR

About American Roadsoide Burgers, Inc.

For further information on American Roadside Burgers, Inc., visit http://americanroadside.com

For further information on Hooters of America, visit www.Hooters.com

Facebook: www.Facebook.com/Hooters

Twitter: http://Twitter.com/Hooters

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.  Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contacts:

Chanticleer Holdings, Inc.
Mike Pruitt
Chairman/CEO
Phone: 704.366.5122 x 1
mp@chanticleerholdings.com

American Roadside Burgers, Inc.
Rich LaVecchia
Chairman/CEO
Phone: 704.338-2222
richl@americanroadside.com